Paymentech.

SELECT CARD PROCESSING AGREEMENT

THIS SELECT CARD PROCESSING AGREEMENT (the "Agreement") is made and entered into as of NOVEMBER 11, 2003, by and between PAYMENTECH, L.P., a Delaware limited liability company with its principal place of business at 1601 Elm, 12th Floor, Dallas, Texas 75201 ("Paymentech"), and (COMPANY NAME), a (CIRCLE ONE: corporation/partnership/limited partnership/limited liability company) with its principal place of business at CASSIDY INC - DBA TRUST ONE PAYMENT SERVICES ("ISO").
3150 GOLF RIDGE BLVD, SUITE 201, DOUGLASVILLE, GA 30135
NOW, THEREFORE, in consideration of the mutual promises contained herein, ISO and Paymentech agree as follows:

1. MERCHANTS AND MERCHANT AGREEMENTS.

1.1 Merchants. In accordance with the policies and procedures set forth on Schedule B hereto and subject to the restrictions contained in this Agreement, ISO may locate, investigate and refer to Paymentech businesses that ISO believes to be likely candidates for the Services. Merchants referred by ISO that sign a Merchant Agreement for Services will, as a result of the Merchant Agreement, have a direct business relationship with Paymentech.

1.2 Marketing. ISO will comply with all Rules relating to the marketing of the Services. All advertising and/or sales materials used by ISO shall be in compliance with the Rules. Paymentech shall give ISO notice of any non-compliance that comes to the attention of Paymentech and a reasonable time, under the circumstances, to cure the non-compliance.

1.3 Trademarks and Logos. ISO agrees to use the service marks of Card licensors only in the manner authorized by such licensor, and further agrees to use the service marks of Paymentech only in the manner authorized by Paymentech. Any solicitation material used by ISO must clearly disclose that any Merchant Agreement contemplated by such solicitation will be between Paymentech and the Merchant only. ISO cannot use the Paymentech trademarks or logo, other than as contemplated in this Section 1.3, unless ISO has prior written approval of Paymentech.

1.4 Approval and Termination of Merchants. Paymentech will review potential Merchants solicited or otherwise developed by ISO. Paymentech reserves the right in its sole discretion to (i) refuse to execute a Merchant Agreement with any prospective Merchant referred by ISO and (ii) terminate a Merchant Agreement.

1.5 Form of Merchant Agreements. Each Merchant Agreement must be on forms approved by Paymentech, defining the terms and conditions under which Paymentech will provide Services to Merchants.

1.6 Merchant Reserves. In the event Paymentech determines it is prudent or necessary to create or require Merchant reserves, holdbacks, deposits or other safeguards against Merchant losses, ISO will cooperate with implementation of such safeguards. ISO may not create or require such reserves.

1.7 Training and Support. ISO will provide to each Merchant necessary training in the Rules and procedures applicable to the acceptance of Cards and the operation of terminal equipment. ISO shall sell to Merchants only those Paymentech Services that have been approved by Paymentech pursuant to Schedule A. ISO shall provide reasonable on-going support to Merchants to insure that Merchant is continually apprised of Merchants' customer service requirements and remedy any customer service problems encountered by Merchants. ISO shall supervise its employees in activities performed under this Agreement. The responsibility for all employees shall be that of ISO only, including the responsibility of assuring full compliance by all employees with the terms and provisions of this Agreement and the Rules. ISO shall initially train the Merchants, which shall include a review of the appropriate merchant set-up kit. ISO shall also continue to train new employees of the Merchant as necessary.

1.8 Excluded Types of Merchants. ISO agrees that it will not market Services to (i) any existing Paymentech merchant, or (ii) merchants located outside of the following geographic areas: N/A. ISO further agrees not to refer any such merchant to Paymentech for entry into a Merchant Agreement. ISO also agrees to follow the guidelines set forth on Schedule B with respect to soliciting and referring prospective Merchants to Paymentech. If ISO has any uncertainty as to whether a particular prospective Merchant is covered by these restrictions or by Schedule B ISO will discuss the matter in good faith with Paymentech prior to proposing that Paymentech enter into a Merchant Agreement with such Merchant.

1.9 Adverse Information. ISO agrees to notify Paymentech promptly in writing if ISO becomes aware of any (i) information about any likely or actual insolvency or bankruptcy (voluntary or involuntary) of a Merchant, (ii) change in ownership or business of any Merchant, (iii) other significant adverse information about or noncompliance with the Rules by a Merchant, (iv) information indicating that any Merchant's use of Cards is other than the bona fide sale of products or services by Merchant, (v) change in the nature of products or services, or method of selling such products or services, by a Merchant, or (vi) false information included by Merchant on its application to Paymentech.

1.10 Information. ISO shall distribute to its sales representatives, in a timely fashion, changes in operating mode, and Card licensor information received from Paymentech that would affect the manner in which the Services and related products are sold. ISO shall keep accurate records with respect to Merchants' inquiries, orders, transactions, and contacts that ISO makes pursuant to this Agreement. ISO shall use its best efforts to obtain and provide latest fiscal year business balance sheets and profit and loss statements on all Merchants and personal financial statements on all principals at the request of Paymentech, but only with respect to Merchants referred to Paymentech by ISO.

1.11 Services. Paymentech will make the Services available to ISO, Merchants and ISO's merchants, as applicable. From time to time during the term of the Agreement, Paymentech may add additional services to the Services by notifying ISO.

1.12 Non-Exclusivity. ISO may determine which of the Services it desires to use and is not obligated to use all or any of the Services.

2. COMPLIANCE WITH RULES AND APPLICABLE LAW.

2.1 Registration. In connection with the services provided by ISO under this Agreement, to the extent required, ISO has registered and executed all applicable documents and agreements with Card licensors and ISO is in full compliance with all applicable Rules.

2.2 Compliance. ISO shall take all actions necessary throughout the term of this Agreement to insure full compliance with the Rules, including without limitation the following: (i) maintaining its registration with Card licensors and fully comply with the terms of any documents and agreements executed therewith; (ii) complying with all reporting requirements of Card licensors; and (iii) giving prompt written notice to Paymentech of the identity and location of all ISO's sales locations. ISO will also take all actions necessary throughout the term of this agreement to insure full compliance with all applicable laws.

3. COST OF SERVICES.

3.1 Processing Rates and Fees. ISO will pay to Paymentech the Fees for ISO's and the Merchant's use of the Services. ISO acknowledges that Paymentech is making an initial investment in order to provide ISO and the Merchants the Services. In consideration of such investment, ISO shall pay Paymentech a minimum in fees as set forth on Schedule A. Subject to (i) ISO's compliance with the terms and conditions of this Agreement, (ii) the performance by ISO of its duties and support obligations to Merchants as provided in this Agreement, and (iii) conditions imposed by the terms of this Agreement, Paymentech will pay to ISO the Residuals. Residuals will be paid on a monthly basis, not later than the last day of the following month. Paymentech may make additional services or products available to ISO by notifying ISO of the additional services or products and the price of such services or products and subsequently amending Schedule A.

3.2 Pass-Through of Fee Increases and Additional Costs. ISO agrees that, notwithstanding anything to the contrary on Schedule A, if any Card licensor or third party vendor of Paymentech increases any Fees, or imposes any additional costs or Fees on the services contemplated by this Agreement or reasonably required by Paymentech to perform its obligations under this Agreement, ISO will notify Paymentech whether it desires to pass such Fee increases and such additional costs through to the Merchants or desires to absorb such Fee increases and such additional costs and not pass them on to the Merchant. In addition, changes in processing may require changes in the processing fees charged to the merchant and/or the fees charged to ISO as set forth on Schedule A of this Agreement. ISO understands and acknowledges that such changes to merchant's processing fees and/or the fees charged to ISO as set forth on Schedule A of this Agreement may result in lower Residuals paid to ISO. Paymentech will furnish to ISO proper notification of pass-through Fees or additional costs. Paymentech specifically reserves the right to determine, in its sole discretion, the method for performing its obligations under this Agreement and Paymentech may sub-contract any or all of such obligations.

3.3 Taxes. ISO shall pay any applicable sales, excise or other tax levied by any duly constituted taxing authority against or upon any of the Services (excluding, however, taxes based on the net income of Paymentech). ISO represents and warrants to Paymentech that ISO is purchasing the Services for resale purposes only and agrees to provide Paymentech with resale certificates or other proper documentation as Paymentech shall reasonably request. ISO agrees to indemnify and hold Paymentech harmless from any applicable sales, excise or other tax levied by any duly constituted taxing authority against or upon any of the Services, or ISO's failure to provide or ensure payment for same.

3.4 Payment of Fees. Paymentech, at its sole option, may, (i) on a monthly basis, electronically draft via the Automated Clearing House ISO's clearing account as specified in writing to Paymentech for payment of the Fees incurred by ISO, or (ii) deduct such amounts from the Residuals. If any electronic draft is rejected for any reason, Paymentech may make demand on ISO for immediate payment, and ISO's failure to satisfy such demand shall be considered a material breach of this Agreement. Additionally, Paymentech may collect for any rejected electronic draft or any other amount owed by ISO to Paymentech by applying and setting off against such amounts owed, any other amounts that may be due and payable to ISO pursuant to this Agreement or any other agreement between ISO and Paymentech. If any demand is not satisfied within 90 days from the date of demand, ISO agrees that Paymentech may, at Paymentech's expense, notify the Merchants of ISO's breach of this section of the Agreement. Such notice will contain (i) a statement that ISO is in breach of this Agreement, (ii) a statement that the Merchants' Transaction capabilities may be terminated 30 days from the date of the notice, and (iii) a telephone number for Merchants to contact if they wish to continue processing Transactions with Paymentech. If ISO does not satisfy Paymentech's demand by the date set forth in the notices described above, Paymentech may terminate this Agreement in whole or in part, in its sole discretion. All amounts unpaid when due under this Agreement shall bear interest at the rate of one and one-half percent per month (but in no event more than the highest rate of interest legally allowable) on such delinquent amount from its due date until the date of payment.

4. PROTOCOLS AND NETWORK CONFIGURATION.

4.1 Access. ISO and the Merchants will access directly Paymentech's systems by utilizing data communication protocols, Transaction formats, and point-of-sale devices, approved by Paymentech for use with and on Paymentech's systems. ISO agrees to utilize the Services only in accordance with this Agreement, its attachments and Paymentech's instructions and specifications and to provide Paymentech with the necessary data in the proper format to enable Paymentech to properly furnish the Services.

4.2 Installation and Maintenance. ISO and/or the Merchants will be responsible for the installation, servicing and maintenance of the point-of-sale devices and related equipment at the Merchant's facilities, and will likewise be responsible for the connection of those devices to Paymentech's systems in compliance with Paymentech's requirements.

4.3 Changes. Paymentech reserves the right to change all or part of the protocols and the network configuration used by Paymentech in providing the Services, provided that if any change in the network configuration would require the Merchants to change data communication protocols or communication networks, Paymentech will provide ISO with sixty (60) days prior written notice.

4.4 Additional Services. Paymentech will provide and maintain various network services for the use of Merchants. ISO will pay for the use of these network services on a per Transaction basis as provided under the communication fees section of Schedule A attached hereto.

4.5 Telecommunications Vendor. Paymentech will select the telecommunications vendor to provide services to ISO and the Merchants.

4.6 Security. Client shall undertake all commercially reasonable efforts to prevent the unauthorized possession, use or knowledge of any Merchant Information or Paymentech's Confidential Information. Client shall notify Paymentech immediately of any unauthorized possession, use or knowledge of any such information, and will assist Paymentech in preventing the recurrence of such unauthorized action and will cooperate with Paymentech and any affected Merchant in any litigation against third parties deemed necessary by Paymentech.

5. CONFIDENTIALITY.

5.1 Confidential Information. "Confidential Information" consists of (a) all software and system designs of either party and any trade secrets related thereto; (b) all customer and prospective customer lists of either party; (c) the parties' marketing philosophy and objectives; (d) technological developments of either party; (e) financial results of the parties; (f) the terms and conditions of this Agreement; and (g) any other confidential information of the parties which is marked "Confidential" or "Proprietary." Each party shall use the Confidential Information of the other solely for performing its respective obligations under this Agreement. Any such Confidential Information shall be protected by the recipient thereof from disclosure to others, unless requested otherwise in writing by the owner of such information, with at least the same degree of care as that which is accorded to the recipient's own confidential and proprietary information, but not less than reasonable care for the entire term of this Agreement and for three (3) years thereafter; PROVIDED, HOWEVER, that Confidential Information shall not include information: (1) which is known to the receiving party prior to commencing any discussions with the other party on the subject matter of this Agreement; (2) which is or becomes known to the public generally through no fault or action of the receiving party; (3) is developed by the receiving party as a result of its own internal efforts and not as a direct or indirect result of the disclosure of information by the other party; (4) is disclosed without restriction by the disclosing party; (5) is obtained by the receiving party from a third person who is not known by the receiving party to be under obligation of confidence to the party whose information is disclosed; or (6) is required to be disclosed by the receiving party by judicial or governmental regulatory action after all reasonable legal remedies to maintain such information in secret have been exhausted.

5.2 Remedies. Each party hereby expressly acknowledges and agrees that its failure to comply with the provisions of Section 5.1 herein will cause irreparable harm and damage to the disclosing party for which the disclosing party will have no adequate remedy at law. Each party further agrees that it shall not raise the reparability of harm or the adequacy of remedy as a defense to any action brought by the other party to enjoin use of the Confidential Information or to obtain other equitable or legal relief.

6. REPAYMENT OF UNCOLLECTED MERCHANT DEBT AND OTHER CHARGES.

6.1 Unpaid Amounts. When a Chargeback or any other charge to a Merchant including, but not limited to, any and all negative deposits (unfunded customer credits), loss relating to Merchant fraud, processing fees, authorization fees, Fees, and other charges occurs, Paymentech will first charge the applicable Merchant (either through current transaction processing or individual merchant reserve account if any with Paymentech or Merchant bank account). If the amounts due are paid by the Merchant, collection of the payment completes the reimbursement process for purposes of this Agreement. If the amounts owed are not paid within one business day of Paymentech's charging the Merchant, then the total amount due from the Merchant is an Uncollected Merchant Debt.

6.2 Reimbursement From ISO. Subject to Section 7.2 (c), ISO will reimburse Paymentech for all Uncollected Merchant Debt. Such sums will be collected pursuant to Section 3.4 above.

7. DUE CARE AND LIABILITY.

7.1 Indemnification. ISO hereby agrees to indemnify, defend and hold harmless Paymentech, Card licensors and the members of Card licensors harmless from and against any claim, demand, loss, financial or otherwise, damage, liability or cost, including legal fees and expenses, caused by or from:

(a) failure to verify a Merchant's type of business;

(b) any intentional or negligent misrepresentation by ISO as to the type of business conducted by a prospective Merchant;

(c) Paymentech's decision not to execute a Merchant Agreement with a business referred by ISO;

(d) losses suffered by Paymentech due to Uncollected Merchant Debt (subject to Section 7.2(c));

(e) negligent investigation/review/acceptance by ISO of Merchant applications;

(f) negligent hiring by ISO of sales representatives;

(g) failure to fully comply with the Rules;

(h) tortious interference with or inducement to breach
(i) any Merchant Agreement or
(ii) any non-compete clause that may exist, whether written or implied, between Paymentech and any person or entity;

(i) any breach of ISO's representations and warranties or default of this Agreement by ISO or its affiliates or sales representatives;

(j) any negligent or wrongful act of ISO or its affiliates, employees or agents including without limitation negligent performance or failure to perform the obligations hereunder; and

(k) ISO's failure to secure and protect Merchant information; and

(l) a termination of this Agreement pursuant to Section 11.1 or 11.2.

7.2 Limitation of Liability.

(a) IN NO EVENT WILL PAYMENTECH, ITS OFFICERS, AGENTS OR AFFILIATES BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR CLAIMS OR DEMANDS BY ISO OR ANY THIRD PARTY ARISING FROM THE TRANSACTIONS HEREUNDER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LIABILITY OF PAYMENTECH FOR ANY AND ALL CAUSES, WHETHER ARISING OUT OF NEGLIGENCE, BREACH OF CONTRACT, TORT OR OTHERWISE, SHALL IN THE AGGREGATE NOT EXCEED NET REVENUES FOR THE SIX (6) CALENDAR MONTHS PRECEDING ANY TORT, BREACH OR OTHER LIABILITY ALLEGED BY ISO.

(b) If ISO believes that any adjustments should be made to ISO's or a Merchant's account, ISO must notify Paymentech in writing within forty-five (45) days after the debit or credit in question was made. Failure to notify Paymentech within such time period will result in Paymentech not being responsible for investigating or effecting any requested adjustments. If ISO notifies Paymentech after such time period, Paymentech shall have no obligation to effect any such adjustments. Efforts by Paymentech to assist ISO in investigating such matters will not create any obligations to continue such investigation or assist with any investigation in response to any future notices of possible adjustments that are not timely submitted.

(c) Notwithstanding anything in this Agreement to the contrary, ISO's obligation to reimburse Paymentech for Uncollected Merchant Debt is limited as follows: In any one month, Paymentech may not collect an amount greater than 50% of ISO's average monthly Residuals for the most recent twelve months.

8. OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS BY ISO.

ISO represents, covenants and warrants to Paymentech as follow:

8.1 ISO is a corporation duly incorporated, validly existing, and in good standing under the laws of its state of organization and is duly qualified to do business as a foreign corporation and is in good standing in each state in which it is required by the nature of its business to be qualified as a foreign corporation. ISO has no subsidiaries.

8.2 ISO has full power and authority to execute, deliver, and perform this Agreement, which (i) has been duly authorized and approved by all necessary and proper corporate action; (ii) is the valid and legally binding obligation of ISO; and (iii) is enforceable against ISO in accordance with its terms, subject, as enforcement to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

8.3 Neither the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated herein will violate or result in a breach of or constitute a default under the Articles of Incorporation or Bylaws, of ISO, any covenant or agreement to which ISO is bound, or any judgment, order, decree law, rule, or regulation, approval, order, license, permit, certificate, or consent is required in connection with the execution, delivery, and performance of the Agreement by ISO.

8.4 ISO is and shall remain in compliance with all applicable statutes, regulations, rules, and orders of the United States of America, any state or municipality therein, and with the Rules with respect to the conduct of its business and each aspect of its performance of the terms of the Agreement.

8.5 ISO is not engaged in, a party to, threatened with, nor affected by any legal action or other proceeding or investigation by or before any court or administrative or other governmental agency which, in the aggregate, would have a material adverse effect upon the business, financial condition, or operations of ISO and, to the best of ISO's knowledge, there is no basis for any such action, proceeding, or investigation that has not been disclosed to Paymentech in writing. There are no outstanding orders, decrees, judgments, or stipulations by any material adverse effect upon the business, financial conditions, or operations of ISO.

8.6 No representation or warranty by ISO contained in this Agreement and no statement contained in any certificate, merchant application or other instrument furnished or to be furnished to Paymentech pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of material fact.

8.7 ISO shall notify Paymentech immediately in the event that ISO undergoes a material change with respect to any of its principal owners, operators, executive officers, or management.

8.8 ISO shall use its best efforts to resolve complaints made by Merchants or against Merchants by Cardholders, which concern any aspect of ISO's services hereunder or under any Merchant Agreement, including, but not limited to, disputes relating to goods or services provided to Cardholders by Merchants.

8.9 No officer, director or majority shareholder of ISO has been convicted of a felony.

8.10 All of ISO's sales and service representatives shall comply with all Rules and applicable laws.

9. SPECIAL REPORTING AND FINANCIAL COVENANTS BY ISO.

9.1 In addition to the covenants contained elsewhere herein, ISO hereby agrees and covenants that it will: (a) Furnish to Paymentech, within 60 days after the end of each fiscal year of ISO, (i) a statement of ISO's profit and loss for such period and a balance sheet as of the end of such period, in each case setting forth in comparative form the corresponding figures from the corresponding period of the preceding fiscal year, all in reasonable detail, compiled by and certified by the president or the principal financial officer of ISO, (ii) a statement of ISO's profit and loss for such fiscal year and a balance sheet as of the end of such year, in each case setting forth in comparative form the corresponding figures from the corresponding period of the preceding fiscal year, all in reasonable detail, examined by an independent certified public accountant not unsatisfactory to Paymentech, with the report of such independent certified public accountant to be free of any exceptions or qualifications not satisfactory to Paymentech, and (iii) all information reasonably requested by Paymentech to verify ISO's compliance with the terms of this Agreement and Rules; (b) maintain at all times a ratio of ISO's current assets to current liabilities of not less than 1.5 to 1; and (c) maintain a tangible net worth at all times of not less than $40,000 which amount shall increase by $10,000 by the end of each fiscal year.

9.2 Compliance or noncompliance with the financial covenants of ISO set forth in this Agreement, or in any supplement, addendum or amendment hereto, shall be determined in accordance with generally accepted accounting principles applied on a consistent basis. All financial statements of ISO required to be delivered to Paymentech hereunder shall be prepared on the basis of generally accepted accounting principles applied on a consistent basis.

9.3 At the time of execution of this Agreement, ISO shall provide to Paymentech a current list of ISO's sales representatives and service representatives which sell Services on behalf of ISO and any other reasonable information regarding ISO's business that Paymentech might request. ISO shall update and maintain the accuracy of the foregoing list at least once each calendar quarter.

10. TERM OF AGREEMENT. The term of this Agreement shall be for a period of five (5) years commencing from the date of this Agreement. Thereafter this Agreement will renew automatically for successive one-year terms, unless terminated upon written notice by either party at least thirty (30) days before the end of the term. This Agreement will terminate automatically and without penalty upon the termination of Paymentech's MasterCard and Visa licenses or membership, or upon either Visa or MasterCard informing Paymentech that it will no longer accept ISO's registration.

11. TERMINATION.

11.1 Termination for Cause. Either party may terminate this Agreement upon a material default hereunder by the other party, provided such termination follows such material default's continuation for thirty (30) days after written notice of such material default to the defaulting party. Paymentech may also terminate this Agreement upon 30 days written notice for ISO's (i) failure to follow credit policy and procedures established by Paymentech from time to time; (ii) failure to comply with the Rules and all regulatory requirements whether federal or state; (iii) intentional misrepresentation at application stage (either ISO's or Merchant's application) by ISO; (iv) failure to support and monitor Merchants, or failure to advise Paymentech of adverse or material changes in any Merchant's financial condition during the Merchant's association with Paymentech; (v) adoption of general business practices that endanger the financial soundness of Paymentech's merchant processing business as determined by the sole discretion of Paymentech, (vi) material breach of any representation or warranty made by ISO or any officer thereof, herein or in any written statements or certificates now or later furnished by or for ISO in connection herewith; or (vii) failure to provide information reasonably requested by Paymentech to verify ISO's compliance with the terms of this Agreement.

11.2 Other Termination. Paymentech may, at its option, terminate this Agreement immediately without notice to ISO in the event of any one of the following events: (i) the bankruptcy, or insolvency, or inability of ISO to meet its debts or dissolution of ISO; (ii) ISO making an assignment for the benefit of its creditors or an offer of settlement, extension or composition to its creditors generally; (iii) the appointment of a trustee, conservator, receiver or similar fiduciary for ISO or for substantially all of ISO's assets; or (iv) any material adverse change in the nature or conduct of the business of ISO as carried on at the date hereof.

11.3 Certain Post-Termination Rights. No termination of this Agreement affects any Merchant Agreement that is in effect as of the time of termination of this Agreement, and ISO may not solicit any Merchant to breach an agreement currently in force with Paymentech for any reason after the termination of this Agreement. So long as (i) ISO continues to support, maintain, and train the Merchants as required in Section 1 and (ii) ISO is not in default of this Agreement, no termination of this Agreement will affect the Residuals due ISO under Section 3. In the event of any termination of this Agreement, ISO's liability under Section 6 will survive with respect to all transactions processed as long as any Residuals are paid to ISO pursuant to Section 3 and this Section 11.3. The terms of this Agreement shall remain in force with respect to all transactions processed during the term of this Agreement, including, without limitation, all Merchant Agreements referred to Paymentech by ISO during the term of this Agreement, and all Uncollected Merchant Debt Fees and other liabilities relating thereto. After termination of this Agreement, ISO agrees to cooperate in all reasonable respects with Paymentech throughout the remaining term of each Merchant Agreement. Except as otherwise provided in this Section 11.3, Sections 1.6, 1.7, 1.8, 1.9, 1.10, 2.1, 2.2, 3.1, 3.2, 3.3, 3.4, 5, 6, 7, 8, 9, 11.3, 12 and 13 survive termination of this Agreement.

11.4 Right of First Refusal. During the term of this Agreement and for 90 days thereafter, if ISO makes available for acquisition by or merger into a third party more than 50% of ISO's outstanding stock or assets or all or part of its interest in the Residuals under this Agreement, ISO must first offer Paymentech the opportunity to acquire ISO's interest or such assets or stock, upon terms and conditions established by ISO. Paymentech has thirty (30) business days from receiving ISO's offer within which to accept or decline ISO's offer. Paymentech's failure to respond timely will be deemed Paymentech's rejection of the offer. Following the offer to Paymentech, any merger into a third party or sale of assets or stock or sale of Residuals to a third party, other than Paymentech, must: (a) be pursuant to terms and conditions substantially similar to the terms and conditions previously offered to Paymentech with the actual written bid being presented as proof; (b) be to a third party approved by Paymentech; and (c) be in compliance with Rules and all applicable laws. Paymentech shall cooperate in conversion of the Residuals to such third party and ISO agrees to reimburse Paymentech for out of pocket expenses incurred and time spent in accomplishing such transfer.

11.5 Transfer Option of Paymentech. Upon Termination, Paymentech shall have the option to assign its interests in the Merchant Agreements to another processor designated by Paymentech after consultation with ISO. Once the designation is made, ISO will be responsible for arranging for the conversion of the Merchants to the processing systems of the new processor. If the assignment of the Merchants Agreements and the conversion of the Merchants is not complete within 6 months from the date Paymentech notifies ISO of its election under this Section, then ISO shall no longer have any interest in the Merchants or the Merchant Agreements and will not be entitled to any further Residuals (unless the failure to complete the transactions contemplated in this sentence was caused by Paymentech).

12. GENERAL.

12.1 Governing Law; Place of Performance. This Agreement shall be construed in accordance with the laws of the State of Texas. This agreement has been accepted in and shall be performable in Dallas, Dallas County, Texas. Any action, proceeding or litigation relating to or arising from this Agreement shall be brought in Dallas County, Texas.

12.2 Entire Agreement. All Schedules attached to this Agreement and the Rules are hereby made a part of this agreement for all purposes. This Agreement represents the entire understanding between Paymentech and ISO with respect to the matters contained herein and, except as otherwise provided in this Agreement, it may be amended only by an instrument in writing signed by both parties hereto.

12.3 No Partnership or Agency. Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between the parties hereto or be deemed to constitute ISO as agent for Paymentech for any purpose whatsoever.

12.4 Third Party Rights. This Agreement is solely for the benefit of the parties hereto and nothing herein, expressed or implied, shall be deemed to be for the benefit of any third party.

12.5 Notices. Any notice required or permitted under this Agreement shall be in writing and may be given by personal service or by first class mail, postage prepaid, to the addresses of the parties as they appear above, or as changed through written notice to the other parties.

12.6 Attorneys' Fees. If either party is determined to have breached this Agreement, then the non-defaulting party shall be entitled to recover expenses incurred in enforcing the provisions of this Agreement, including reasonable attorneys' fees and costs.

12.7 Severability. If any provision of this Agreement is found illegal, invalid or unenforceable, such finding will not affect any other provision of the Agreement. This Agreement shall be deemed modified to the extent necessary to render enforceable the provisions hereunder.

12.8 Audits and Examinations. ISO acknowledges that its performance under this Agreement may be subject to examination by Government agencies to the extent as if such performance were done directly by Paymentech. ISO agrees to cooperate in any such examination on request, provided that reasonable expenses incurred by ISO in so doing shall be reimbursed by Paymentech. ISO agrees that Paymentech may, at its expense, periodically audit ISO's procedures, records and performance related to the subject matter of this Agreement in such manner as Paymentech deems appropriate. ISO agrees to cooperate in any such audit on request, provided that any reasonable expenses incurred by ISO in so doing shall be reimbursed by Paymentech.

12.9 Assignment. Notwithstanding anything in this Agreement to the contrary, the obligations, rights and liabilities of ISO under this Agreement may not be assigned by ISO without the prior written consent of Paymentech in its sole discretion. ISO acknowledges and agrees that as a condition of giving its consent, Paymentech may require payment by ISO to Paymentech of additional reserve amounts for trailing Uncollected Merchant Debt, an amount sufficient to compensate Paymentech for conversion related expenses and other consideration.

12.10 Non-Solicitation of Employees. The parties agree that throughout the term of this Agreement and for one year thereafter, neither of them nor any of their respective subsidiaries will hire any of the current officers or employees of the other party so long as such restricted employee remains employed by the other party, without the prior written consent of the employing party.

13. DEFINITIONS. As used in the Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

13.1 Acceptable Merchant means a Merchant which meets the criteria as set out in Schedule B (which criteria may be changed from time to time upon notice to ISO) and which is acceptable to Paymentech, as determined in its sole discretion.

13.2 Card means a credit, debit or other type of card or evidence of value that is capable of participating in Transactions.

13.3 Cardholder means (i) the person in whose name a Card has been issued and (ii) any person who possesses and uses a Card and who purports to be the person in whose name the Card was issued, or whose signature appears on the Card as an authorized user.

13.4 Chargeback means a chargeback received by Paymentech or by the bank pursuant to the Rules as initiated by a Card licensee.

13.5 Fees means the fees and charges set forth in Schedule A attached hereto.

13.6 Interchange Fee means the charge levied or collected by or on behalf of a Card issuing bank for the processing of interchange transactions.

13.7 MasterCard means MasterCard International, Incorporated (a Delaware corporation) or a payment card issued by a financial institution under the service marks of MasterCard.

13.8 Merchant means any Acceptable Merchant : (i) with which ISO recommends that Paymentech execute a Merchant Agreement, and (ii) with which Paymentech executes such Merchant Agreement.

13.9 Merchant Agreement means a contractual agreement (in a form approved by Paymentech) between Paymentech and a Merchant, as referenced in Section 1.5 hereof, for Services related to Cards and Transactions.

13.10 Net Revenue means the gross collections received by Paymentech for processing Merchant Transactions, less Interchange Fees, dues, assessments and Residuals.

13.11 Residuals means the amount payable to ISO calculated in accordance with Schedule A.

13.12 Rules means the bylaws, rules, regulations and procedures promulgated by MasterCard and Visa, and any bylaws, rules, regulations and procedures imposed by any other approved Card licensee.

13.13 Sales Draft means a form or ticket draft that evidences the purchase by a Cardholder of goods or services at a Merchant, by use of a Card.

13.14 Services means (i) authorization of Transactions, (ii) draft capture, (iii) electronic transmission of the Transaction information to another back-end processor for settlement, (iv) certain researching, retrieval and archiving of the Transaction data, (v) all other services identified on Schedule A attached hereto, and (vi) the provision of summary reports of such Services.

13.15 Termination means the expiration of this Agreement or termination of this Agreement for any reason.

13.16 Transaction means (i) the purchase by a Cardholder of goods or services at a Merchant, by use of a Card, (ii) other types of payment related transactions, (iii) non-purchase transactions between Cardholders and Merchants, and (iv) any other transaction related to the Services.

13.17 Uncollected Merchant Debt means any amount that has not been paid by Merchant to Paymentech within 24 hours of Paymentech's charging the Merchant (unless another payment period is specified in the Merchant Agreement).

13.18 Visa means Visa U.S.A., Inc. (a Delaware corporation) or a payment card that has been issued by a financial institution under the service marks of Visa.

PAYMENTECH, L.P.		COMPANY NAME	CASSIDY INC.
By:	PTI General Partner, LLC, its general partner	By:	TRUST ONE PAYMENT SERVICES
By:		By:	Robert C. Cason
Name:	John E. Myers / Heidi Rinsterveld	Name:	ROBERT C. CASON
Title:	Group Executive / Group Manager	Title:	PRESIDENT
Date:		Date:	11-11-03